Exhibit 10.2

American Midstream GP, LLC
Long-Term Incentive Plan
Grant of Phantom Units
Grantee: Lynn L. Bourdon III
Grant Date: December 10, 2015

1.
Grant of Phantom Units. American Midstream GP, LLC (the “Company”), general partner of American Midstream Partners, LP (the “Partnership”), hereby grants to you, Lynn L. Bourdon III, 200,000 Phantom Units under the American Midstream GP, LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement (“Agreement” or “Grant Agreement”). Notwithstanding any provision of the Plan to the contrary, in no event will any amendment to the Plan materially and adversely affect your rights with respect to the Phantom Units granted hereunder without your consent. In addition, in no event will the Committee take the action described in Section 6(h)(vii)(E) of the Plan unless, in connection with the applicable transaction or circumstance, the Committee accelerates the vesting of the Phantom Units granted hereby (and allows you to make any applicable election with respect to the underlying Units in such transaction or circumstance (a “Transaction Election”)). Any accelerated vesting in connection with the foregoing sentence may be conditioned on the closing or occurrence of the applicable transaction or circumstance, provided that in all events, you shall have the right to make any applicable Transaction Election. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. This grant of Phantom Units is being made pursuant to your Employment Agreement with the Company dated as of the Grant Date (your “Employment Agreement”).

2.
Grant of Tandem DERs. Subject to the limitations set forth in this Section 2, each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which shall remain outstanding from the Grant Date set forth above (the “Grant Date”) until the earlier of the payment or forfeiture of the related Phantom Unit, and which shall be subject to all of the terms and conditions contained in this Agreement and the Plan. Each DER shall entitle you to receive cash distribution equivalent payments in respect of the Unit underlying the Phantom Unit to which such DER relates only in the same proportion as the Partnership’s Series A Preferred Units receive distributions in cash (as opposed to such Series A Preferred Units receiving distributions in the form of paid-in-kind units (“PIK Units”)), subject to and in accordance with this Agreement. For example, if, for a given quarter when the grant of Phantom Units hereunder is outstanding, the Partnership pays distributions on the Partnership’s Series A Preferred

Exhibit 10.2

Units 50% in cash and 50% in the form of PIK Units, you will only receive a cash distribution equivalent payment in respect of the Phantom Units granted hereunder for 50% of the Units subject to the grant. For the avoidance of doubt, you will not receive any distribution payment or equivalent (or any accrual or paid-in-kind units or distributions relating thereto) with respect to the remaining portion of the Phantom Units for which no cash distribution equivalent payment is due in accordance with the foregoing provisions. If for any reason the PIK Units cease to be outstanding before the Phantom Units granted hereby fully vest, you will instead receive the same cash distributions per Phantom Unit as are received by holders the Partnership’s common units. Any cash distribution equivalent payments will be made as soon as practicable after the applicable distribution payment date. The DER corresponding to a Phantom Unit shall expire upon the settlement of that Phantom Unit. Similarly, upon the forfeiture of a Phantom Unit, the DER with respect to such forfeited Phantom Unit shall also be forfeited without payment of consideration.

3.	Vesting. Except as otherwise provided in Paragraph 4 below, the Phantom Units granted hereunder shall vest entirely upon the third anniversary of the Grant Date.

4.	Events Occurring Prior to Full Vesting.

a.
Termination for Cause or Without Good Reason. If your Employment is terminated by the Company for Cause or by you without Good Reason (as those terms are defined in your Employment Agreement), all then-unvested Phantom Units shall be forfeited without payment.

b.
Death or Disability. If your employment with the Company terminates as a result of your death or disability (as described in your Employment Agreement), the unvested Phantom Units then held by you automatically will become fully vested and payable upon termination.

c.
Termination for Good Reason, Without Cause or Company’s Non-Renewal. If your employment with the Company terminates for Good Reason (as defined in your Employment Agreement), the unvested Phantom Units then held by you automatically will become fully vested and payable upon such termination. If (i) your employment with the Company is terminated by the Company without Cause (as defined in your Employment Agreement), or by the Company or you due to the Company’s Notice of Non-Renewal (as defined in the Employment Agreement) and (ii) the Company elects not to waive its right to enforce the provisions of paragraph 5.5(a) of the Employment Agreement, the unvested Phantom Units then held by you automatically will become fully vested and

Exhibit 10.2

payable upon such termination. If (i) your employment with the Company is terminated by the Company without Cause (as defined in your Employment Agreement), or by the Company or you due to the Company’s Notice of Non-Renewal (as defined in the Employment Agreement) and (ii) the Company elects to waive its right to enforce the provisions of paragraph 5.5(a) of the Employment Agreement, then only those unvested Phantom Units that would have vested during the calendar year in which your employment with the Company is terminated shall become vested and payable upon such termination and any other then-unvested Phantom Units shall be forfeited without payment.

d.
Change in Control. Upon a Change in Control (as defined in the Employment Agreement), the unvested Phantom Units then held by you automatically will become fully vested and payable as of the date of the Change in Control.

For purposes of this Paragraph 4, you will not be deemed to have terminated employment for so long as you maintain continuous status as an Employee or a Director of the Company or any Affiliate.

5.
Payment. If vesting of a Phantom Unit shall occur pursuant to Paragraphs 3 or 4(a)–(d), above, then as soon as administratively practicable after the vesting of such Phantom Unit, but not later than seven days thereafter, you shall be paid a lump sum payment in Units equal to the number of vested Phantom Units. Notwithstanding the foregoing, however, the Committee may direct that payment be made to you in the form of cash (in lieu of units) for each vested Phantom Unit if the issuance of such Phantom Units would be prohibited by federal securities laws or the rules of the New York Stock Exchange or such other national securities exchanges on which the securities of the Partnership are then listed.

6.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.
Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also

Exhibit 10.2

agree that (i) any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws and any restrictions set forth in this Agreement, (ii) the Company may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.

8.
Withholding of Taxes. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. If you fail to do so, the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Units to be distributed to you under this Agreement) then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event. You may request that the Committee settle in cash, rather than in Units, a portion of any vested and payable Phantom Units to provide for the satisfaction of any tax withholding obligation resulting from such Phantom Units, and the Committee will determine the approval or the Company’s performance of such request on a case by case basis.

9.
Rights as Unitholder. Phantom Units awarded under the Plan do not have voting nor consent rights. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

10.
Insider Trading Policy. The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

Exhibit 10.2

11.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

12.
Entire Agreement. This Agreement, the Plan and your Employment Agreement constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby.

13.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

[Signature Page Follows]

Exhibit 10.2

AMERICAN MIDSTREAM GP, LLC		EMPLOYEE
By:	/s/ Daniel R. Revers	/s/ Lynn L. Bourdon III
Name:	Daniel R. Revers	Lynn L. Bourdon III
Title:	Director

[Signature Page to Phantom Unit Award Agreement]